UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 7, 2015

BERKSHIRE HILLS BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15781	04-3510455
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

24 North Street, Pittsfield, Massachusetts	01201
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (413) 443-5601

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 7, 2015, Berkshire Hills Bancorp, Inc. (the “Company”), the holding company of Berkshire Bank, announced the completion of the acquisition of Firestone Financial Corp. (“Firestone”) as an operating subsidiary of Berkshire Bank. Pursuant to an Agreement and Plan of Merger by and among Firestone, the Company, the Bank, Jacob Acquisition LLC (“Merger Sub”), and David S. Cohen, solely in his capacity as the representative for the Firestone stockholders (the “Representative”), dated May 21, 2015 (the “Merger Agreement”), Firestone merged with and into the Merger Sub, with the Merger Sub as the surviving entity to be known as “Firestone Financial, LLC” (the “Surviving Entity”). The Surviving Entity will continue the business operations of Firestone, and the current executive officers and employees of Firestone will remain in the same positions with the Surviving Entity.

Under the terms of the Merger Agreement, the total merger consideration is based upon 130% of Firestone’s adjusted tangible book value at the closing of the transaction and consists of 75% Company common stock and 25% cash (the “Merger Consideration”).

Based upon the estimated closing statement, Firestone stockholders will receive the following merger consideration for each share of Firestone common stock:

•                  0.566 shares of Company common stock;

•                  $5.25 in cash; and

•                  Cash for any fractional shares of Company common stock, based on $27.847 for each whole share.

As described in the Merger Agreement, the Company and the Representative have placed into escrow with an escrow agent potential additional merger consideration, which consists of $500,000 in cash and 53,865 shares of Company common stock (valued at $1,500,000), for purposes of satisfying any adjustments to the total merger consideration based on Firestone’s final calculation of its tangible book value, which will be provided to the Company on or before September 21, 2015. If there are positive adjustments to Firestone’s final calculation of its tangible book value, Firestone stockholders will be entitled to an additional distribution of cash and shares of Company common stock (on the 25% cash/75%common stock basis) representing the positive adjustment. If there are negative adjustments to Firestone’s final calculation of its tangible book value, the amount of such adjustment will be repaid to the Company through the escrow agent and any remaining amount will be distributed to Firestone stockholders.

Any potential additional merger consideration will be paid to Firestone stockholders on or about September 21, 2015.  At that time, Firestone stockholders will receive additional materials describing the additional merger consideration to be received.

The Company also provided $500,000 in cash to the Representative to satisfy potential future obligations of the Representative, including expenses arising from the defense or enforcement of claims in connection with the determination of the tangible book value of

Firestone and the indemnification of the Representative. This amount will be retained by the Representative for such time as he determines in his sole discretion, and any amounts distributed to Firestone stockholders from this amount will be distributed pro rata to the Firestone stockholders.

As part of the Merger Agreement, Firestone notified the holders of its subordinated promissory notes (the “Notes”) that such holders may elect to convert the convertible portion of the Notes to Firestone common stock. At the completion of the Firestone acquisition, all holders of the convertible portion of the Notes had elected to convert to Firestone common stock and these holders received the Merger Consideration. Firestone redeemed the non-convertible portion of the Notes at closing and the outstanding principal balance and any unpaid interest were paid in cash to these holders.

The preceding paragraph is qualified in its entirety by reference to the Merger Agreement, incorporated by reference to Exhibit 2.1 to this Form 8-K.

A news release detailing the above was issued by the Company and is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits

	Exhibit Number	Description

Exhibit 2.1

Agreement and Plan of Merger by and among Firestone Financial Corp., Berkshire Hills Bancorp, Inc., Berkshire Bank, Jacob Acquisition LLC, and David S. Cohen, solely in his capacity as the representative for the Firestone securityholders, dated as of May 21, 2015 (incorporated by reference to Exhibit 2.1 to the Berkshire Hills Bancorp, Inc. Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 22, 2015 (Commission File No. 001-15781))

	Exhibit 99.1	News Release dated August 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERKSHIRE HILLS BANCORP, INC.

DATE: August 7, 2015	By:	/s/ Michael P. Daly
Michael P. Daly
President and Chief Executive Officer